Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Superior Drilling Products, Inc. and subsidiaries of our report dated March 18, 2020, relating to the consolidated financial statements of Superior Drilling Products, Inc. and subsidiaries, which report appears in the Form 10-K of Superior Drilling Products, Inc. and subsidiaries for the year ended December 31, 2019 (and expresses an unqualified opinion), and to the reference to our firm in this Registration Statement.

Moss Adams LLP

Dallas, Texas
August 14, 2020